                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88979



                         AMERICAN STATES WATER COMPANY

          630 East Foothill Boulevard  -- San Dimas, California 91773
                        Telephone 877-INFOAWR (463-6297)

                           -------------------------

                             COMMON SHARE PURCHASE
                                      AND
                           DIVIDEND REINVESTMENT PLAN
                           -------------------------

This Prospectus describes our new Common Share Purchase and Dividend Reinvestment Plan. The Plan promotes long-term ownership in the Company by offering:

- a simple, cost-effective method for you to become a shareholder by purchasing Common Shares directly through the Company

- a way for shareholders to increase their ownership of the Company by reinvesting cash dividends, and

- the opportunity for shareholders to purchase additional Common Shares directly through the Company by making optional cash investments

Our Common Shares are traded on the New York Stock Exchange under the symbol "AWR".

                                OCTOBER 26, 1999

Neither the Securities and Exchange Commission nor any state securities regulator has approved of these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    3
          AMERICAN STATES WATER COMPANY.....................    3
          THE PLAN..........................................    3
          ADMINISTRATOR.....................................    4
          USE OF PROCEEDS...................................    4
          WHERE YOU CAN FIND MORE INFORMATION ABOUT THE
           PLAN.............................................    5
THE PLAN....................................................    5
          ELIGIBILITY.......................................    5
          ENROLLMENT........................................    5
          INVESTMENT OPTIONS................................    6
          PURCHASING SHARES THROUGH THE PLAN................    7
          SELLING SHARES THROUGH THE PLAN...................    8
          SAFEKEEPING AND BOOK ENTRY OF YOUR STOCK
           CERTIFICATES.....................................    8
          GIFTS OR TRANSFERS OF SHARES......................    9
          ISSUANCE OF CERTIFICATES..........................    9
          PLAN SERVICE FEES.................................   10
          TRACKING YOUR INVESTMENTS.........................   10
          U.S. FEDERAL INCOME TAX INFORMATION...............   10
          MISCELLANEOUS.....................................   11
OUR COMMON SHARES...........................................   12
WHERE YOU MAY FIND MORE INFORMATION ABOUT THE COMPANY.......   13
LEGAL MATTERS...............................................   14
INDEPENDENT PUBLIC ACCOUNTANT...............................   14

                                    SUMMARY

This Prospectus provides you with information on our new Common Share Purchase and Dividend Reinvestment Plan (the "Plan"). This Plan will replace our prior dividend reinvestment and common share purchase plan (the "Former Plan") on November 1, 1999.

AMERICAN STATES WATER COMPANY

Our Company was formed on July 1, 1998 as a holding company for Southern California Water Company (SCW). SCW was founded in 1929 and operates 39 water systems located in 75 communities in California. SCW also sells electricity to approximately 22,000 customers in the Big Bear area of California. The California Public Utilities Commission (CPUC) regulates SCW.

In addition, our Company provides operation and maintenance, billing, meter reading and other services that are not regulated by the CPUC for municipally-owned water systems in California. These activities are not, however, currently material to our Company.

We also file with the Securities and Exchange Commission (SEC) documents that include information about our financial statements and our Company, including information on matters that might affect our future financial results. Our principal subsidiary, SCW, also periodically files documents with the SEC. You may contact the Company to get our documents and those of SCW. It is important for you to read these documents and this Prospectus, in addition to the Summary, before you invest.

THE PLAN

- ENROLLMENT:

    - Persons who are not shareholders can join the Plan by making an initial investment of at least $500, but no more than $20,000. You must pay for the initial investment by check or money order. A $10.00 transaction fee will be deducted from the initial payment.

    - Existing shareholders who are not already enrolled in the Former Plan may join the Plan by returning a completed Enrollment Form and are not subject to the initial transaction fee for their first investment.

    - Existing shareholders who are enrolled in our Former Plan will be automatically enrolled in the Plan. No action or fee payment is required if you are a Former Plan participant.

- REINVESTMENT OF DIVIDENDS:

    You can reinvest all or a portion of your cash dividends in additional Common Shares without paying trading fees. In order to take advantage of the dividend reinvestment option of the Plan, you must reinvest the dividends on at least 15 shares. Dividends on holdings of fewer than 15 shares will be paid by check.

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

- FULL INVESTMENT:

    Full investment of your dividends is possible because you will be credited with both whole and fractional shares. Dividends are paid not only on whole shares, but also proportionately on fractional shares.

- OPTIONAL CASH INVESTMENTS:

    After you are enrolled in the Plan, you can buy additional Common Shares without paying any trading fees. You can invest a minimum of $100 up to $20,000 per calendar month. You can pay by check or have your payment automatically withdrawn from your bank account.

- SAFEKEEPING OF CERTIFICATES:

    You can deposit common share certificates with the Administrator for safekeeping, at no cost to you. Shares will be kept in book entry form. A certificate for your shares will be sent to you, free of charge, upon request. However, fractional shares will not be issued.

- GIFTS AND TRANSFERS OF SHARES:

    You can give or transfer your Common Shares to others.

- SELL SHARES CONVENIENTLY:

    If you choose to sell your Common Shares held in your Plan account, you may pay fees lower than those typically charged by stockbrokers.

- TRACKING YOUR INVESTMENT:

    You will receive a statement or a notification after each transaction you make under the Plan. You will also receive a statement at least annually even if you make no transactions under the Plan during the year. Statements provide the details of the transaction and show the share balance in your Plan account.

ADMINISTRATOR

We have designated The Chase Manhattan Bank to administer the Plan and act as Administrator for the participants. The Chase Manhattan Bank has designated its affiliates, ChaseMellon Shareholder Services, L.L.C. and Chase Securities Inc., and other agents to perform certain services for the Plan. These companies will purchase and hold Common Shares for Plan participants, keep records, send statements, and perform other duties required by the Plan.

USE OF PROCEEDS

We will use the net proceeds from newly issued Common Shares for general corporate purposes. General corporate purposes include making payments to municipalities, funding capital expenditures of AWR, making investments in subsidiaries and other entities and repaying debt. We may temporarily invest the proceeds in short-term securities or use the proceeds to reduce our short-term borrowings or those of SCW. We will not receive any proceeds from Common Shares purchased on the open market.

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

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PLAN

For information about the Plan contact ChaseMellon Shareholder Services:

Current Shareholder Information:                    (888) 816-6998
Investor Packet Requests:                           (800) 842-7629
Outside the United States call collect:             (201) 329-8660
Hearing Impaired:                                   (800) 231-5469
e-mail at:                                          shrrelations@chasemellon.com

Written requests and notices should be mailed as follows:

Send correspondence and all requests to:  ChaseMellon Shareholder Services
                                          PO Box 3338
                                          South Hackensack, NJ 07606-1938
                                          Please include your daytime telephone
                                          number

                                    THE PLAN

ELIGIBILITY

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the United States, you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

ENROLLMENT

- If you do not currently own Common Shares, you may join the Plan by making an initial investment of at least $500, but not more than $20,000. You may join the Plan by returning a completed Enrollment Form to ChaseMellon Shareholder Services along with your check or money order payable to "American States Water Company". The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. A $10.00 transaction fee will be deducted from your initial payment.

- If you have been participating in the Plan, you will be automatically enrolled in the Plan and need not send in an Enrollment Form or take any other action unless you want to make a change.

    If you already own Common Shares and these shares are registered in your name and you are not currently a participant in the Plan, you may join the Plan by returning a completed Enrollment Form to the Administrator.

- If your Common Shares are held in a brokerage account, and you wish to participate in the Plan, you should instruct your broker, bank or trustee to register all or a portion of your Common Shares to the Administrator in your name. You can then join the Plan by returning a completed Enrollment Form to the Administrator.

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

INVESTMENT OPTIONS

Once enrolled in the Plan, you have the following choices:

- DIVIDEND REINVESTMENT: You can choose to reinvest all or a portion of the cash dividends paid on your Common Shares in additional Common Shares. To participate in the reinvestment feature of the Plan, you must reinvest the dividend on a minimum of 15 Common Shares. If the number of Common Shares on which dividends are reinvested falls below 15 shares, you will receive a check for the full amount of the dividend.

    If you elect to reinvest your dividends, you must choose one of the following options when completing the Dividend Reinvestment section of the Enrollment Form.

    Full Dividend Reinvestment: You may purchase additional Common Shares by reinvesting all of your cash dividends.

    Partial Dividend Reinvestment: You may purchase additional Common Shares by reinvesting some of your dividends and receive the balance of your dividends in cash. If you choose to reinvest less than all of your dividends, you must specify the percent of Common Shares on which dividends will be reinvested and that percentage must be equal to at least 15 shares.

    You may change your election and dividend reinvestment options at any time by notifying the Administrator. For a particular dividend to be reinvested, your notification must be received by the Administrator prior to the record date for the dividend. Our record date is normally 20 days prior to the payment date. If you have any questions about the record date, please call the Administrator at (888) 816-6998.

- DEPOSIT CASH DIVIDENDS ELECTRONICALLY: You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. This can be done by completing the appropriate sections of the Enrollment Form or by notifying the Administrator. Direct Deposit Authorization Forms will be acted upon as soon as practical after they are received. You may change your designated bank account for direct deposit or discontinue this feature by notifying the Administrator.

    If you do not elect to reinvest your dividends, all cash dividends will be paid to you by check or electronic deposit, depending upon your election under the Plan.

- OPTIONAL CASH INVESTMENTS: You may purchase additional Common Shares by using the Plan's optional cash investment feature. Optional cash investments must be at least $100 and cannot exceed $20,000 per month. Interest will not be paid to you on amounts held pending investment.

    By Check or Money Order: Optional investments may be made by check or money order payable to American States Water Company. Do not send cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your Plan account statement.

    Mail your check and transaction stub to the address specified on the statement. You may not sell or withdraw Common Shares purchased by check for a period of 15 days from the Administrator's receipt of the check.

    By Automatic Withdrawal from a Bank Account: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your

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

    bank account. This feature enables you to make ongoing investments without writing a check. For information on how to set up an automatic monthly withdrawal from your bank account, refer to the Enrollment Form.

    Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify the Administrator in writing to change or terminate automatic withdrawal.

    A $25.00 fee will be assessed for a check or automatic monthly withdrawal that is returned for insufficient funds.

PURCHASING SHARES THROUGH THE PLAN

-   PURCHASE INTERVALS:

    The Administrator will make purchases for initial and optional investments as promptly as practical, but at least once each week. Purchases for reinvestment of dividends (if declared) will be made on a quarterly basis. Your Plan account will be credited with the number of fractional shares purchased, calculated to four decimal points.

-   SOURCE AND PRICING OF SHARES:

    Source of shares: The Administrator will purchase Common Shares on the open market with funds received from initial purchasers who are not current shareholders. As directed by the Company, the Administrator may purchase Common Shares on either the open market or from the Company with funds received from existing shareholders.

    Shares purchased on the open market: If the Administrator purchases Common Shares on the open market in connection with optional cash purchases, the price per share will be the weighted average purchase price for all Common Shares purchased by the Administrator on the date of purchase. If the Administrator purchases Common Shares on the open market in connection with the reinvestment of dividends, the price per share will be the weighted average purchase price of all Common Shares purchased to satisfy Plan requirements. We will pay all trading fees incurred by the Plan when purchasing shares through the Plan. Any trading fees which we pay for your account will be treated as taxable income to you for federal income tax purposes.

    Shares purchased from the Company: If the Administrator purchases Common Shares from the Company for optional investments made by shareholders, your price per share will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing on the day the shares are purchased. If the Administrator purchases Common Shares from the Company for quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three trading day period preceding the dividend payment date. If there is no trading of our Common Shares on the NYSE for thirty days after receipt of your funds, the Administrator will return all funds to you.

    Timing and control: Because the Administrator will be the purchaser for the Plan, neither the Company nor any participant in the Plan will have the authority or power

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

    to control either the timing or pricing of Common Shares purchased or the selection of the broker/dealer making the purchases. Therefore, you will not be able to precisely time purchases and must bear the market risk associated with fluctuations in the price of our Common Shares. That is, if you send in an initial or optional investment, it is possible that the market price of our Common Shares could go up or down before the Administrator purchases Common Shares with your funds. In addition, you will not earn interest on initial or optional investments for the period before the Common Shares are purchased.

SELLING SHARES THROUGH THE PLAN

You may sell any number of Common Shares held by the Administrator in your Plan account, or in book entry form, by notifying the Administrator. Sales will be made by the Administrator at least weekly, but may be made more frequently if volume dictates. The sale price for Common Shares sold will be the weighted average price of all Common Shares sold on the date the Common Shares are sold. You will receive the proceeds of the sale less a sales transaction fee of $15.00, a trading fee of $0.12 per share, and any required tax withholdings.

You may also choose to sell your Common Shares through a stockbroker of your choice, in which case you should request the Administrator to either transfer or issue a certificate to you for your Common Shares.

Please note that if your total holdings fall below one Common Share, the Administrator reserves the right to liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

TIMING AND CONTROL: Neither the Company nor any participant in the Plan will have the authority or power to control the timing or pricing of Common Shares sold or the selection of the broker/dealer making the sale. Therefore, you will not be able to precisely time sales and must bear the market risk associated with fluctuations in the price of our Common Shares held in your Plan account. That is, if you send in a sell request it is possible that the market price of your Common Shares could go up or down before the Administrator sells your Common Shares.

SAFEKEEPING AND BOOK ENTRY OF YOUR STOCK CERTIFICATES

Any of our shareholders may use the Plan's safekeeping service to deposit their Common Share stock certificates at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you retain the option of receiving cash dividends or reinvesting your dividends (provided that you reinvest the dividends on a minimum of 15 Common Shares) or taking advantage of the sale of Common Shares feature of the Plan. Certificates will be issued only upon request to the Administrator.

To use the safekeeping service, send your certificates to the Administrator by registered mail with written instructions to deposit them in safekeeping. Certificates forwarded to the Administrator by registered mail will automatically be covered by an Administrator blanket bond up to the first $100,000 of value. The certificates should not be endorsed and the assignment section should not be completed.

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

GIFTS OR TRANSFERS OF SHARES

You may give or transfer your Common Shares to anyone you choose by:

- Making an initial cash investment in an amount not less than $500 or more than $20,000 to establish an account in the recipient's name;

- Submitting an optional cash investment on behalf of an existing shareholder in the Plan in an amount not less than $100 nor more than $20,000; or

- Transferring Common Shares from your account to the recipient.

Transfers must be made in whole shares unless you transfer your entire account. Common Shares can be transferred to new or existing shareholders. If the Administrator receives a request regarding the "partial sale/transfer the balance" or "transfer all shares" in a Plan account reinvesting dividends between the ex-dividend date and the dividend record date, the Administrator may hold up processing of your request until your account is credited with the reinvested dividends. This hold period could be as long as four weeks.

All accounts opened will be automatically enrolled in full dividend reinvestment, provided there is a minimum of 15 Common Shares transferred. New participants, at their discretion, may thereafter elect another option.

Signatures must be guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the authorization papers or certificate(s) is in fact the registered owner(s) as it appears on the stock certificate(s) or stock power. You should contact your bank or broker for more information regarding the Medallion Guarantee program.

If you need additional assistance, please call the Administrator at (888) 816-6998.

ISSUANCE OF CERTIFICATES

You may withdraw all or some of your Common Shares from your Plan account by notifying the Administrator.

Certificates will be issued for whole Common Shares only. In the event your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you. You should receive your certificate within two to three weeks of mailing your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name(s) other than your Plan account registration, the signature(s) on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program, as previously described.

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

PLAN SERVICE FEES

Reinvestment of quarterly dividend.............        No Charge
Initial Purchase Transaction Fee...............           $10.00
Purchase of Common Shares with additional
  investments..................................        No Charge
Transfer Common Shares as gift.................        No Charge
Custody services/certificate safekeeping.......        No Charge
Withdrawal and certificate issuance............        No Charge
Sale of Common Shares..........................           $15.00
Termination fee -- sell Common Shares..........           $15.00
Trading fees for purchases.....................        No Charge
Trading fees for sales.........................  $0.12 per share
Duplicate statement -- prior year..............           $20.00
Bounced checks or rejected automatic
  investments..................................           $25.00

The Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale.

TRACKING YOUR INVESTMENTS

If you participate in dividend reinvestment, you will receive a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. If you make an initial or optional cash investment or a deposit, transfer or withdrawal of Common Shares, you will receive statements showing these transactions. You will also receive an annual statement of your holdings even if you have no transactions during the year.

Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a summary of the general U.S. Federal income tax consequences for individuals participating in the Plan. This summary is not a comprehensive summary of all of the U.S. Federal income tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan (including, without limitation, state income tax consequences of participating in the Plan).

Reinvested Dividends and Plan Expenses: Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the Internal Revenue Service (IRS) as dividend income. This statement will also report as taxable income any trading fees paid by the Company on your behalf for purchases of shares.

You should not be treated as receiving an additional taxable distribution relating to your pro rata share of those fees of the Administrator or other costs of administering the Plan

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which are paid by the Company. There is no assurance, however, that the IRS will concur with this position. The Company does not currently intend to seek formal advice from the IRS on this issue.

Transfer of Shares: You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan.

You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Withholding: Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which the participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for the investment in Common Shares.

MISCELLANEOUS

- STOCK SPLITS, STOCK DIVIDENDS AND OTHER DISTRIBUTIONS: In the event dividends are paid in Common Shares, or if Common Shares are distributed in connection with any stock split or similar transaction, your account will be adjusted to reflect the receipt of the Common Shares so paid or distributed. In the event that stock rights issued by the Company are redeemed, the funds received will be invested in additional Common Shares or paid directly to you, depending on your election under the Plan.

- VOTING OF PROXIES: You will be sent proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If the proxy card is not returned or if it is returned unsigned, none of your shares will be voted.

- PLAN MODIFICATION OR TERMINATION: We reserve the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. The Company and the Administrator also reserve the right to change any administrative procedure of the Plan.

- CHANGE OF ELIGIBILITY; TERMINATION: We reserve the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments from you or reinvest your dividends. The Administrator will issue a certificate to you upon request. We also reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign law or regulations.

- RESPONSIBILITY OF ADMINISTRATOR AND AMERICAN STATES WATER COMPANY: Neither the Company nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability as follows:

    - arising out of failure to terminate your account upon your death or adjudicated incompetence prior to receiving written notice of such death or adjudicated incompetence;

    - with respect to the prices at which shares are purchased or sold for your Plan account, and the times when such purchases or sales are made; and

    - for any fluctuation in the market value after purchase or sale of Common Shares.

    Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends is at the discretion of the Company's Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors.

   Neither American States Water Company nor the Administrator can assure you a profit or protect you against a loss on the Common Shares you purchase under the Plan.

                               OUR COMMON SHARES

Common shareholders are entitled to receive dividends declared by the Company (subject to the rights of holders of the Company's preferred shares (Preferred Shares)). As of December 31, 1998, the preferred shareholders had a dividend preference of $88,000. No new Preferred Shares are currently outstanding.

Each Common shareholder is entitled to one tenth of a vote per share. Each holder of Preferred Shares is entitled to one vote per share. As of December 31, 1998, there were 81,600 Preferred Shares and 8,957,671 Common Shares outstanding. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are satisfied. Holders of Preferred Shares have the right to elect a majority of the directors if the Company fails to make four quarterly dividend payments on the Preferred Shares. The Company is current in the payment of dividends to preferred shareholders. Shareholders have no preemptive rights.

On August 3, 1998, the Company adopted a rights agreement and declared a dividend of one right for each Common Share. The Company will also issue one right for each additional Common Share issued, including Common Shares issued under the Plan. The Company will distribute the rights only when it learns that a person has the right to acquire 15% or more of its outstanding Common Shares.

The rights agreement and certain provisions of the Company's Amended and Restated Articles of Incorporation and Bylaws, as well as certain provisions of California and federal law, may make acquisitions and changes of control of the Company more difficult.

             WHERE YOU MAY FIND MORE INFORMATION ABOUT THE COMPANY

We file annual, quarterly and special reports, proxy statements and other information with the SEC. SCW also files annual, quarterly and special reports with the SEC. You may read and copy any document we file, or that SCW files, at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings and those of SCW are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference:

-   our Annual Report on Form 10-K for the year ended December 31, 1998

- the portions of our Proxy Statement on Schedule 14A for its Annual Meeting of Shareholders held on April 27, 1999 that have been incorporated by reference into our most recent Form 10-K

-   our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

-   our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete.

You may request a copy of these filings and any filings made by us and by SCW, at no cost, by writing or telephoning us at the following address or by visiting our web site at http://www.aswater.com:

        Corporate Secretary
        American States Water Company
        630 East Foothill Boulevard
        San Dimas, California 91773
        (909) 394-3600

You should rely only on the information incorporated by reference or provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of our Common Shares in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

We will provide without charge to each person to whom a copy of this Prospectus is delivered on request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Corporate Secretary of American States Water Company, 630 East Foothill Boulevard, San Dimas, CA 91773. Telephone requests for copies may be directed to: (909) 394-3600.

                                 LEGAL MATTERS

O'Melveny & Myers LLP will pass on the validity of the Common Shares covered by this Prospectus.

                         INDEPENDENT PUBLIC ACCOUNTANT

The financial statements of American States Water Company incorporated by reference from the 1998 Annual Report on Form 10-K in this Prospectus have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                         AMERICAN STATES WATER COMPANY

                           -------------------------

                             Common Share Purchase
                                      and
                           Dividend Reinvestment Plan
                           -------------------------

                                                        Prospectus Supplement to
                                               Prospectus dated October 26, 1999

                         AMERICAN STATES WATER COMPANY

          630 East Foothill Boulevard  -- San Dimas, California 91773
                        Telephone 877-INFOAWR (463-6297)

                   INFORMATION FOR SHAREHOLDERS IN OUR FORMER

              DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN

We are replacing our former dividend reinvestment and common share purchase plan on November 1, 1999 with a new Common Share Purchase and Dividend Reinvestment Plan. Shareholders enrolled in our former plan will be automatically enrolled in the new Plan. All your cash dividends will continue to be invested automatically until December 31, 2000 regardless of the number of our Common Shares that you own. After December 31, 2000, in order to participate in the dividend reinvestment portion of the new Plan, you must reinvest dividends on at least 15 of our Common Shares. If the number of your Common Shares on which dividends are reinvested falls below 15 shares after December 31, 2000, you will receive a check for the full amount of the dividend.

This Prospectus Supplement is dated October 26, 1999